Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS




We consent to the use of our independent auditors' report dated September 8, 2005, in the use of this registration statement relating to the consolidated financial statements of International Thoroughbred Breeders, Inc., and to the reference to us under the caption "Experts" in the prospectus.





Stockton Bates, LLP
Certified Public Accountants


Philadelphia, Pennsylvania
December 28, 2005